Exhibit 2.4
AMENDMENT
TO THE
AMENDED AND RESTATED STOCK PURCHASE AGREEMENT
THIS AMENDMENT TO THE AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of February 24, 2023 (the “Effective Date”), is entered into by and is entered into by and among Hot Air, Inc., a Delaware corporation (the “Company”), Cardboard Box LLC, a Delaware limited liability company (“Seller”) and BurgerFi International, Inc., a Delaware corporation (“Buyer” and together with the Company and Seller, the “Parties” and each, a “Party”).
WHEREAS, the Parties entered into an Amended and Restated Stock Purchase Agreement, dated as of November 3, 2021 (the “Stock Purchase Agreement”), whereby Buyer acquired all of the issued and outstanding shares of common stock, par value $0.001 (the “Shares”), of the Company; and
WHEREAS, as the Effective Date, the Company issued an Amended and Restated Certificate of Designation for the Series A Preferred Stock of the Company, which included updated terms and conditions with respect to the designation of the Board of Directors; and
WHEREAS, the Parties desire to modify and amend the terms of the Stock Purchase Agreement in accordance with the terms and conditions set forth in this Amendment.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Recitals. The recitals set forth above are true and correct and are part of this Amendment.
2.Definitions. The terms used in this Amendment without definition shall have the same meaning as when used in the Stock Purchase Agreement.
3.Amendments to the Stock Purchase Agreement. Pursuant to Section 10.09 of the Stock Purchase Agreement, the Stock Purchase Agreement shall be amended as follows effective as of the Effective Date.
(a)The following definitions in Article I of the Stock Purchase Agreement are hereby deleted in their entirety: (i) “Seller Designated BFI Board Observer”, (ii) “Seller Designated

BFI Director”, (iii) “Seller Designated Committee Observer” and (iv) “Seller Ownership Threshold”.
(b)Section 5.21 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
Section 5.21 [INTENTIONALLY OMITTED]
4.Full Force and Effect. Except as specifically modified or amended hereby, the Stock Purchase Agreement shall remain in full force and effect and, as so modified or amended, is hereby ratified, confirmed and approved.
5.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the Effective Date by their respective officers thereunto duly authorized.

    COMPANY:

    HOT AIR, INC.

    By /s/ Michael Rabinovitch
    Name: Michael Rabinovitch
    Title: Chief Financial Officer

    SELLER:

    CARDBOARD BOX LLC

    By /s/ Andrew C. Taub
    Name: Andrew C. Taub
    Title: Authorized Officer

    BUYER:

    BURGERFI INTERNATIONAL, INC.

    By /s/ Michael Rabinovitch
    Name: Michael Rabinovitch
    Title: Chief Financial Officer

[Signature Page to Amendment to Amended and Restated Stock Purchase Agreement]